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                                                                    Exhibit 99.1



PRESS RELEASE

Source:  Startec Global Communications Corporation


STARTEC GLOBAL COMMUNICATIONS CORPORATION ANNOUNCES THAT IT SERVED CAPSULE COMMUNICATIONS WITH NOTICE OF BREACH



BETHESDA, Md., Jan. 25--In response to the press release issued by Capsule Communications (Nasdaq: "CAPS") this morning, Startec Global Communications Corporation (Nasdaq: "STGC") today reported that on January 23, 2001, Startec in fact provided Capsule with notice of Capsule's breach of the merger agreement. To comply with the non-disclosure covenants contained in the merger agreement, Startec cannot further comment on the nature of Capsule's breach, other than to note that Startec's issuance of the notice of breach to Capsule was appropriate and in the best interests of Startec's shareholders.

Startec is continuing to investigate several other potential acquisitions that would further expand the Company's business customer base and distribution channels. "We remain aggressively focused on leveraging our global IP network to provide high margin, high revenue solutions to enterprises transacting business in the emerging markets," stated Ram Mukunda, Chief Executive Officer of Startec. "We wish Mr. Anderson and Capsule the very best in their future endeavors."

About Startec:

Startec Global Communications is a leading provider of advanced communications and Internet services to ethnic residential customers and enterprises transacting business in the world's emerging economies. The Company's extensive affiliated network of international gateway and domestic switches, IP gateways and ownership in undersea fiber optic cables also provides IP-based voice, data and video service to major long distance carriers, Internet Service Providers
(ISPs) and Internet Portals.

eStart, Startec's online brand for a series of ethnic virtual communities, offers bundled services and other enhanced IP-based services to residential and business customers.

For more information on Startec and eStart, please visit the Web sites at http://www.startec.com and http://www.estart.com.

Startec's Managed Network Services are currently available nationwide, scaleable for businesses of any size. Businesses can currently register online to become Startec Commercial Services customers through the Company's interactive portal. For information on becoming a Startec Commercial Services customer, call 1-800-393-6751 or send an e-mail to commercial@startec.net.



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Other than historical information contained herein, certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1994. Forward-looking statements in this release involve a number of risks and uncertainties, including, but not limited to, synergies and growth expected as a result of acquisitions made by the Company; changes in revenue due to reduction in circuit-switched traffic; benefits realized from the consolidation of Company operations; savings realized from the accelerated migration to the Company's IP network; changes in market conditions, government regulation, the volatile and competitive environment for Internet telephony, technology, the international communications industry and the global economy; availability of transmission facilities; management of rapid growth; entry into new and developing markets; competition; customer concentration and attrition; the expansion of a global network; and difficulties in integrating prospective acquisitions. These and other relevant risks factors are discussed in further detail in the Company's SEC filings.






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